As filed with the Securities and Exchange Commission on June 4, 2019

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Pulmatrix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-1821392
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Address of principal executive offices) (Zip Code)

Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan

(Full title of the Plan)

Teofilo David Raad

Chief Executive Officer

Pulmatrix, Inc.

99 Hayden Avenue, Suite 390

Lexington, MA 02421

(Name and address of agent for service)

(781) 357-2333

(Telephone number, including area code, of agent for service)

Copy to:

Rick A. Werner, Esq.

Jayun Koo, Esq.

Haynes and Boone, LLP

30 Rockefeller Plaza, 26th Floor

New York, New York 10112

Telephone: (212) 659-7300

Facsimile: (212) 884-8234

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (2)
Common Stock, par value $0.0001:	324,999 (3)	$1.06(4)	$344,498.94(4)	$41.75
	11,996 (5)	$1.01(5)	$12,115.96(6)	$1.47
Total:	336,995	N/A	$356,614.90	$43.22

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares registered hereunder includes such additional number of shares of Pulmatrix, Inc. (the “Company”) common stock, par value $0.0001 per share (the “Common Stock”), as are required to prevent dilution resulting from a stock split, stock dividend or similar transaction.

(2)	Amount of the registration fee was calculated in accordance with Section 6(b) and Rule 457 under the Securities Act and was determined by multiplying the aggregate offering price by 0.0001212.
(3)

Represents shares of Common Stock added to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan (the “Plan”) on January 1, 2018, and January 1, 2019, pursuant to an “evergreen” provision, which allows for an annual increase in the number of shares of Common Stock available for issuance under the Plan, and that are issuable upon the exercise of stock options awarded under the Plan.

(4)

Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) promulgated under the Securities Act, upon the price at which such stock options may be exercised.

(5)

Represents shares of Common Stock added to the Plan on January 1, 2019, pursuant to an “evergreen” provision, which allows for an annual increase in the number of shares of Common Stock available for issuance thereunder, and that are reserved for issuance pursuant to future awards under the Plan.

(6)

Estimated solely for the purpose of calculating the registration fee, based, in accordance with Rule 457(h) promulgated under the Securities Act, upon the high and low selling prices of the Common Stock on May 30, 2019 as reported on the NASDAQ Capital Market.

EXPLANATORY NOTE

At the time the Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan was initially amended and restated (the “Original Plan”), it reserved a total of 345,055 shares of common stock, par value $.0001 per share (the “Common Stock”), of Pulmatrix, Inc. (the “Company”) for issuance thereunder. The Original Plan included an “evergreen” provision that provides for an annual increase in the total number of shares of Common Stock reserved for issuance thereunder on the first day of each fiscal year beginning in calendar year 2016 (the “Original Evergreen Provision”). Pursuant to the Original Evergreen Provision, the annual increase in the number of shares of Common Stock was equal to the lowest of: (i) 90,360 shares of Common Stock; (ii) five percent (5%) of the number of shares of Common Stock outstanding as of the date of the increase; and (iii) an amount determined by the Company’s board of directors.

As a result of the Original Evergreen Provision, effective January 1, 2017, 74,252 shares of Common Stock were added to the total number of shares of Common Stock reserved for issuance under the Plan, and effective January 1, 2018, 90,360 shares of Common Stock (the “2018 Evergreen Shares”) were added to the total number of shares of Common Stock reserved for issuance under the Original Plan.

At the 2018 annual meeting of stockholders held on June 5, 2018 (the “Annual Meeting”), the Company’s stockholders approved amendments to the Original Plan (i) to increase the number of shares of Common Stock authorized to be issued under the Original Plan by 740,333 to a total of 1,250,000 shares and (ii) to modify the Original Evergreen Provision by removing the cap on the number of shares that may be reserved for issuance (as amended, the “Plan”), so that on January 1st of each year, commencing on January 1, 2019, the number of shares reserved for issuance under the Plan will automatically increase by 5% of the number of outstanding shares of common stock on such date (as amended, the “Evergreen Provision”). These amendments are described in the Company’s definitive proxy materials for the Annual Meeting, which were filed with the Securities and Exchange Commission on April 26, 2018.

As a result of the Evergreen Provision, on January 1, 2019, 246,637 shares of Common Stock (the “2019 Evergreen Shares”) were added to the total number of shares of Common Stock reserved for issuance under the Plan.

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed to register:

•

324,999 shares of our Common Stock underlying options previously granted and outstanding as of the date of this Registration Statement with underlying shares from the 2018 Evergreen Shares and the 2019 Evergreen Shares; and

•

11,996 shares of Common Stock to be offered to participants under the Plan, consisting of 11,996 shares of Common Stock reserved for issuance pursuant to future awards under the Plan from the 2019 Evergreen Shares.

All share numbers in this Registration Statement have been adjusted to give effect to the Company’s 1-for-2.5 reverse stock split of its issued and outstanding Common Stock that occurred on June 15, 2015, and a 1-for-10 reverse stock split of its issued and outstanding Common Stock that occurred on February 5, 2019. Except as otherwise set forth below, the contents of the Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “SEC”) on May 6, 2014 (File No. 333-195737), July 20, 2015 (File No. 333-205752), September 18, 2015 (File No. 333-207002), July 15, 2016 (File No. 333-212547), March 13, 2017 (File No. 333-216628), and June 14, 2018 (File No. 333-225627) are incorporated herein by reference as permitted by General Instruction E of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.	INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the SEC are hereby incorporated into this Registration Statement by reference:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 19, 2019;

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, filed with the SEC on May 15, 2019;

3.	Our Current Report on Form 8-K filed with the SEC on January 30, 2019;

4.	Our Current Report on Form 8-K filed with the SEC on February 1, 2019;

5.	Our Current Report on Form 8-K filed with the SEC on February 6, 2019;

6.	Our Current Report on Form 8-K filed with the SEC on February 11, 2019;

7.	Our Current Report on Form 8-K filed with the SEC on February 22, 2019;

8.	Our Current Report on Form 8-K filed with the SEC on April 1, 2019;

9.	Our Current Report on Form 8-K filed with the SEC on April 4, 2019;

10.	Our Current Report on Form 8-K filed with the SEC on April 9, 2019;

11.	Our Current Report on Form 8-K filed with the SEC on April 15, 2019;

12	Our Current Report on Form 8-K filed with the SEC on May 16, 2019;

13.

The description of our Common Stock contained in our Registration Statement on Form S-4 (File No. 333-203417) filed with the SEC on April 15, 2015, as amended by Pre-Effective Amendment No.  1 to Registration Statement on Form S-4 filed on May 1, 2015 and Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-4 filed on September 18, 2015, including any amendments or reports filed for the purpose of updating such description.

In addition, all documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 8.	EXHIBITS.

The list of exhibits is set forth under “Exhibit Index” at the end of this Registration Statement and is incorporated herein by reference.

EXHIBIT INDEX

Exhibit Number	Exhibit Description	Filed with this Report	Incorporated by Reference herein from Form or Schedule	Filing Date	SEC File/Reg Number
4.1	Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., as amended through June 15, 2015.		Form 10-Q (Exhibit 3.1)	08/14/15	001-36199

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporate of Pulmatrix, Inc., dated June 5, 2018		Form 8-K (Exhibit 3.1)	06/07/18	001-36199

4.3	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Pulmatrix, Inc., dated February 5, 2019		Form 8-K (Exhibit 3.1)	02/06/19	001-36199

4.4	Restated Bylaws of Pulmatrix, Inc., as amended through June 15, 2015.		Form 10-Q (Exhibit 3.2)	08/14/15	001-36199
4.5	Form of Specimen Stock Certificate.		Form 8-K (Exhibit 4.1)	06/16/15	001-36199

5.1	Opinion of Haynes and Boone, LLP.	X

23.1	Consent of Haynes and Boone, LLP (included in the opinion filed as Exhibit 5.1).	X

23.2	Consent of Marcum LLP, independent registered public accounting firm.	X

24.1	Power of Attorney (included on the signature page to this Registration Statement on Form S-8).	X

99.1	Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan.		Form 8-K (Exhibit 10.6)	06/16/15	001-36199

99.2	First Amendment to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan, dated June 5, 2018		Form 8-K (Exhibit 10.1)	06/07/18	001-36199

99.3	Second Amendment to the Pulmatrix, Inc. Amended and Restated 2013 Employee, Director and Consultant Equity Incentive Plan, dated March 11, 2019	X

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lexington, State of Massachusetts, on June 4, 2019.

PULMATRIX, INC.

By:	/s/ Teofilo David Raad
	Name:	Teofilo David Raad
	Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Teofilo David Raad and William Duke, Jr., severally, each with full power to act alone and without the others, his true and lawful attorney-in-fact, with full power of substitution, and with the authority to execute in the name of each such person, any and all amendments (including without limitation, post-effective amendments) to this registration statement, to sign any and all additional registration statements relating to the same offering of securities as this registration statement that are filed pursuant to Rule 462(b) of the Securities Act, and to file such registration statements with the SEC, together with any exhibits thereto and other documents therewith, necessary or advisable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC in respect thereof, which amendments may make such other changes in the registration statement as the aforesaid attorney-in-fact executing the same deems appropriate.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Title	Title	Date

/s/ Teofilo David Raad Teofilo David Raad	Chief Executive Officer and Director (Principal Executive Officer)	June 4, 2019

/s/ William Duke, Jr. William Duke, Jr.	Chief Financial Officer, Treasurer and Secretary (Principal Financial Officer and Principal Accounting Officer)	June 4, 2019

/s/ Mark Iwicki Mark Iwicki	Chairman of the Board of Directors	June 4, 2019

/s/ Steven Gillis, Ph.D. Steven Gillis, Ph.D.	Director	June 4, 2019

/s/ Michael J. Higgins Michael J. Higgins	Director	June 4, 2019

/s/ Terrance G. McGuire Terrance G. McGuire	Director	June 4, 2019

/s/ Amit D. Munshi Amit D. Munshi	Director	June 4, 2019

/s/ Matthew Sherman, M.D. Matthew Sherman, M.D.	Director	June 4, 2019